AMENDED AND RESTATED
BOND PURCHASE, TRANSFER AND PAYMENT AGREEMENT

This AMENDED AND RESTATED BOND PURCHASE, TRANSFER AND PAYMENT AGREEMENT (the "Agreement") is being entered into this 30th day of June, 2011, between Wells Fargo Bank, National Association (herein called "Wells Fargo"), and American Wholesale Book Company, Inc., a corporation organized under the laws of the State of Alabama (herein called the "Company").

RECITALS

WHEREAS, the Company has heretofore entered into that certain Financing Agreement dated as of December 1, 1994, as amended by that certain First Amendment to Financing Agreement dated as of July 31, 2004 and the Second Amendment to Financing Agreement dated as of January 26, 2007 (said Financing Agreement, as so amended, herein called the "Financing Agreement"), by and among the Company, the State Industrial Development Authority (Alabama), a public corporation organized under the laws of the State of Alabama (herein called the "Issuer"), and AmSouth Bank, a state banking corporation under the laws of the State of Alabama and now known as Regions Bank (herein called "AmSouth"); and

WHEREAS, pursuant to the Financing Agreement AmSouth  advanced $7,500,000 to the Issuer (herein called the "Advances"), and as evidence of the obligation of the Issuer to repay such Advances the Issuer  issued its Taxable Revenue Bond, Series 1994 (American Wholesale Book Company Project) dated January 10, 1995 (herein called the "Bond"), which was transferred to Wells Fargo pursuant to the Bond Purchase, Transfer and Payment Agreement dated as of January 26, 2007 between the Company and Wells Fargo (as amended by a First Amendment to Bond Purchase, Transfer and Payment Agreement dated as of June 11, 2007, the “Original Bond Purchase Agreement”) ; and

WHEREAS, pursuant to that certain Loan Agreement between the Issuer and the Company dated as of December 1, 1994 (herein called the "Loan Agreement"), the Issuer loaned to the Company all the Advances in order to pay the costs of acquiring and constructing certain warehouse and distribution facilities referred to in the Financing Agreement as the "Project", the Company agreed to repay such loan at the times and in the amounts that will be sufficient to pay all principal of and interest when due on the Bond, and the Company delivered a note (herein called the "Note") to the Issuer evidencing the obligation of the Company to repay such loan; and

WHEREAS, the principal of and interest on the Bond is payable solely out of amounts owed by the Company pursuant to the Loan Agreement, and as security for the payment by the Issuer of the principal of and interest on the Bond the Issuer has assigned and pledged to Wells Fargo all right, title and interest of the Issuer in the Loan Agreement and the Note; and

WHEREAS, as additional security for the payment of the principal of and interest on the Bond, Books-A-Million, Inc., a corporation organized under the laws of the State of Delaware (herein called "Books-A-Million"), and the Issuer have entered into that certain Guaranty Agreement dated as of December 1, 1994, pursuant to which Books-A-Million has agreed to guarantee when due payment of principal of and interest on the Bond; and

WHEREAS, as security for the obligation of the Company under the Original Bond Purchase Agreement, Books-A-Million, American Internet Service, Inc, an Alabama corporation, Booksamillion.com, Inc., an Alabama corporation (“BCI”), NetCentral, Inc., a Tennessee corporation, and Faithpoint, Inc., an Alabama corporation  executed and delivered a Continuing Guaranty dated as of January 26, 2007 (the “Original Guaranty”) to Wells Fargo; and

WHEREAS, Wells Fargo and the Company have agreed to modify certain terms of the Original Bond Purchase Agreement as provided in this Agreement, including without limitation, (i) extending the period during which Wells Fargo will hold the Bond, (ii) replacing the Original Guaranty with a  Guaranty to be executed by certain affiliates of the Company and (iii) amending certain covenants of the Company.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto covenant, agree and bind themselves as follows:

Section 1.      Purchase and Repurchase of Bond.

(a)           Agreement to Purchase and Hold Bond.

(i)           Purchase of Bond.  Pursuant to the Original Bond Purchase Agreement, Wells Fargo purchased the Bond from AmSouth in accordance with the terms of the Original Bond Purchase Agreement.

(ii)           Holding Period.  Subject to the terms and conditions of this Agreement, Wells Fargo hereby agrees to continue to hold the Bond until March 13, 2016 (the “Mandatory Prepayment Date”).

(iii)           Transferability of the Bond.  At any time during the term of this Agreement, Wells Fargo may sell or assign the Bond, in whole or in part, (a) to any Affiliate of Wells Fargo or (b) to another investor as a private placement without credit enhancement.  Upon the sale or assignment of the Bond in accordance with this Section 1(a)(iii), the rights and obligations of Wells Fargo under this Agreement and the Guaranty may be assigned to the purchaser of the Bond without the consent or approval of the Company or the Guarantors in the case of a sale or assignment to an Affiliate of Wells Fargo.

(b)           Company Obligation to Purchase Bond.

(i)           Purchase Price. The Company hereby agrees to purchase or cause to be purchased the Bond on the Mandatory Prepayment Date for a purchase price equal to the principal amount of the Bond tendered together with all interest accrued thereon (the "Purchase Price").

(ii)           Purchase on Mandatory Prepayment Date or upon Event of Default.  The Company shall purchase or cause to be purchased the Bond on the Mandatory Prepayment Date without notice from Wells Fargo.  Upon the occurrence of an Event of Default (as defined in Section 8 hereof), the Company shall purchase the Bond upon receipt of written notice from Wells Fargo on a Business Day stating the principal amount of the Bond and the Purchase Date (which shall be a date at least seven (7) days after such notice is delivered) the Bond is to be purchased.

(iii)           Payment.  Any such purchase shall be made by payment to Wells Fargo of the Purchase Price with respect to the Bond, in immediately available funds, at the office of Wells Fargo located at the address set forth on the signature page hereof, or at any other office which may be designated by Wells Fargo by written notice delivered to the Company. Such payment shall be made no later than 1:00 p.m. (New York time) on the Mandatory Prepayment Date or, if such purchase is due to the occurrence of an Event of Default, on the date specified for purchase of the Bond in the notice delivered pursuant to Section 1(b)(ii) above.  In the event that payment is received later than 1:00 p.m. (New York time) on the date specified for purchase of the Bond, Wells Fargo shall remain the owner of the Bond to be purchased until the Purchase Price is received by Wells Fargo and delivery of the Bond has been made in accordance with Section 1(b)(ii) hereof.

(iv)           Delivery.  Upon receipt of the Purchase Price for the Bond to be purchased by 1:00 p.m. (New York time) on the Purchase Date, Wells Fargo shall deliver the Bond in a form ready for transfer, properly endorsed or accompanied by an appropriate instrument of transfer in the aggregate principal amount of the Bond for which Wells Fargo has received payment to the Company or its authorized agent as promptly as possible on the date the Purchase Price is received by Wells Fargo.  In the event that the Purchase Price is delivered after 1:00 p.m. (New York time) on the Purchase Date, Wells Fargo shall deliver the Bond as soon as possible following its receipt of the Purchase Price.

Section 2.      Prepayment of Bond.   The Company may prepay the principal amount of the Bond in whole or in part at any time prior to the maturity date of the Bond; provided, that in the event that the Bond is redeemed or prepaid for any reason prior to the Mandatory Prepayment Date hereunder and such prepayment is not received on the last day of the Fixed Rate Term (as such term is defined in the Amendment to Financing Agreement) then in effect, the Company will pay to Wells Fargo, upon demand by Wells Fargo, the amount required to compensate Wells Fargo for the loss incurred by reason of the prepayment as provided in the Amendment to Financing Agreement.

Section 3.      Conditions to Effectiveness of Agreement.  In addition to the conditions described above, it shall be a condition precedent to Wells Fargo's obligations hereunder that all corporate and other proceedings taken in connection with the transactions contemplated hereby and all documents incident thereto shall be in form and substance satisfactory to Wells Fargo and that Wells Fargo shall have received the following, in form and substance satisfactory to Wells Fargo, on or prior to the Payment Date:

(a) a true and complete original of this Agreement;

(b) a fully executed original of a Continuing Guaranty (the “Guaranty”) executed by Books-A-Million, BCI and BAM Card Services, LLC, a Virginia limited liability company (“BAM Card Services”, and together with Books-A-Million, and BCI, each, a “Guarantor” and, collectively, the “Guarantors”);

(c) a standby letter of credit in a stated amount equal at all times to at least the outstanding principal amount of the Bond, which shall have an initial stated amount of $5,880,000 for the benefit of Wells Fargo and may be reduced from time to time as the Bond is paid (the “Letter of Credit”);

(d) signature and incumbency certificates, dated the date of this Agreement, of the signatories of the Company executing this Agreement and the signatories of the Guarantors executing the Guaranty;

(e) organizational documents and good standing certificates for the  Company and the Guarantors for the state in which each of them is incorporated and evidence of qualification to do business and good standing in Alabama for each of them;

(f) all expenses of Wells Fargo in connection with the closing of this Agreement shall have been paid in full;

(g) there shall have been no material adverse change, as determined by Wells Fargo, in the financial condition or business of the Company or any Guarantor, nor any material decline, as determined by Wells Fargo, in the market value of any collateral required hereunder or a substantial or material portion of the assets of the Company or any Guarantor; and

(h) any other conditions that Wells Fargo reasonably requires.

Section 4.                      Modification of Loan Agreement and Financing Agreement.

(a) As a condition to the purchase of the Bond by Wells Fargo, the Issuer adopted a resolution modifying or relinquishing certain security for the benefit of the Bond, and the Issuer, Wells Fargo and the Company entered into a Second Amendment to Financing Agreement, all as required by the Original Bond Purchase Agreement.

Section 5.                      Representations and Warranties of Company.  The Company makes the following representations and warranties to Wells Fargo, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of the Company to Wells Fargo subject to this Agreement.

(a) Legal Status.  The Company and each Guarantor (except BAM Card Services) is a corporation, duly organized and existing and in good standing under the laws of the State of its incorporation as referenced above, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it. BAM Card Services is a limited liability company, duly organized and existing and in good standing under the laws of the State of Virginia, and is qualified or licensed to do business (and is in good standing as a foreign limited liability company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it.  Books-A-Million, directly or indirectly, owns one hundred percent (100%) of the Company and all Guarantors.

(b) Authorization and Validity.  This Agreement and the Guaranty and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Wells Fargo in connection herewith (collectively, the "Bond Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of the Company, Guarantors or other party that executes the same, enforceable in accordance with their respective terms.

(c) No Violation.  The execution, delivery and performance of Company and the Guarantors of each of the Bond Documents to which it is a party does not violate any provision of any law or regulation, or contravene any provision of the organizational documents of the Company or any Guarantor, or result in any breach of or default under any contract, obligation, indenture or other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor may be bound.

(d) Litigation.  There are no pending, or to the best of the Company's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of the Company or any Guarantor taken as a whole other than those disclosed by the Company to Wells Fargo in writing prior to the date hereof.

(e) Correctness of Financial Statement.  The annual financial statement of the Company and the Guarantors dated January 30, 2010 and any interim financial statements delivered to Wells Fargo after said date, but prior to the date hereof, true copies of which have been delivered by the Company to Wells Fargo prior to the date hereof, (a) are complete and correct and present fairly the financial condition of the Company and the Guarantors, (b) disclose all liabilities of the Company and the Guarantors that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of the Company or the Guarantors, nor has the Company or any Guarantor mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Wells Fargo or as otherwise disclosed by the Company to Wells Fargo in writing.

(f) Income Tax Returns.  The Company has no knowledge of any pending assessments or adjustments of  income tax payable by the Company or any Guarantor with respect to any year, except as heretofore disclosed by Company to Wells Fargo in writing.

(g) No Subordination.    Payment of the Bond and the Company’s obligations under this Agreement are not subordinate to any of the Company’s obligations under any other agreement to which the Company is a party, and neither the Company nor any Guarantor is a party to any agreement that would require subordination of the payment of the Bond.

(h) Permits, Franchises.  The Company and each Guarantor possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

(i) ERISA.  The Company and each Guarantor is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither the Company nor any Guarantor has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Company or any Guarantor (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by the Company or any Guarantor; the Company and each Guarantor has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

(j) Other Obligations.  Neither the Company nor any Guarantor is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

(k) Environmental Matters.  Except as disclosed by the Company to Wells Fargo in writing prior to the date hereof, the Company and each Guarantor is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect the  operations and/or properties of the Company and any Guarantor, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of the Company or any Guarantor is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Neither the Company nor any Guarantor has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 6.                      Affirmative Covenants.  The Company covenants that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) of the Company to Wells Fargo under any of the Bond Documents remain outstanding, and until payment in full of all obligations of the Company subject hereto, unless Wells Fargo otherwise consents in writing:

(a)  Punctual Payments.  The Company will punctually pay all principal, interest, fees or other liabilities due under any of the Bond Documents at the times and place and in the manner specified therein.

(b) Accounting Records.  The Company will maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Wells Fargo, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of the Company.

(c) Financial Statements.  The Company will provide to Wells Fargo all of the following, in form and detail satisfactory to Wells Fargo:

(i)           not later than 90 days after and as of the end of each fiscal year, a copy of Books-A-Million’s 10-K as filed with the Securities and Exchange Commission or if such filing is no longer required, financial statements (including balance sheet, income statement and statements of cash flows) of the Company, Books-A-Million and the other Guarantors on a consolidated and consolidating basis for such fiscal year, together with statements of comparative form for the preceding fiscal year, and accompanied by an opinion of certified public accountants acceptable to Wells Fargo, which opinion shall state in effect that such financial statements (i) were audited using generally accepted auditing standards, (ii) were prepared in accordance with GAAP applied on a consistent basis, and (iii) present fairly the financial condition and results of operations of the Company and each Guarantor for the period covered.

(ii)           not later than 45 days after the end of each first, second and third fiscal quarters, a copy of Books-A-Million’s 10-Q as filed with the Securities and Exchange Commission or if such filing is no longer required, a balance sheet, income statement and statement of cash flows of the Company, Books-A-Million’s and the other Guarantors on a consolidated basis for such fiscal quarter and for the period beginning on the first day of the fiscal year and ending on the last day of each fiscal quarter (in sufficient detail to indicate each such party’s compliance with the financial covenants set forth in this Agreement), together with statements in comparative form for the corresponding periods in the preceding fiscal year; and

(iii)           from time to time such other information as Wells Fargo may reasonably request.

(d) Compliance.  The Company will preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business.

        (e) Taxes and Other Liabilities.  The Company will pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as the Company may in good faith contest or as to which a bona fide dispute may arise, and (b) for which the Company has made provision, to Wells Fargo's satisfaction, for eventual payment thereof in the event the Company is obligated to make such payment.

(f) Litigation.  The Company shall, promptly after the same shall have become known to any officer of the Company, notify Wells Fargo in writing of any action, suit or proceeding at aw or in equity or by or before any governmental authority that, if adversely determined, might impair the ability of the Company or any Guarantor to perform its obligations under this Agreement or any other  Bond Document or might have a  material adverse effect on the financial condition or operation of the Company or any Guarantor, taken as a whole.

(g) Security. The obligations of Borrower hereunder shall be secured by the Letter of Credit.   The Company shall maintain the Letter of Credit until all obligations of the Company to Wells Fargo under the Bond and this Agreement have been satisfied in full.

(h) Notice to Wells Fargo.  The Company will promptly (but in no event more than five (5) Business Days after the occurrence of each such event or matter) give written notice to Wells Fargo in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; or (b) any change in the name or the organizational structure of the Company or any Guarantor.

Section 7.                      Negative Covenants.  The Company further covenants that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) of the Company to Wells Fargo under any of the Bond Documents remain outstanding, and until payment in full of all obligations of the Company subject hereto, without Wells Fargo's prior written consent:

(a) Use of Funds.  The Company will not use any of the proceeds of any credit extended hereunder except for the purposes stated in the Financing Agreement.

(b) Other Indebtedness. Neither the Company nor any Guarantor will create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of the Company and the Guarantors to Wells Fargo, (b) any other liabilities of the Company and the Guarantors existing as of, and disclosed to Wells Fargo in writing prior to, the date hereof, (c) borrowings hereafter under the existing $150,000,000.00 secured syndicated revolving credit facility made available to the Company and the Guarantors by Bank of America, N.A. as administrative agent (the “Syndicated Facility”), (d) other indebtedness not to exceed $50,000,000.00 in the aggregate for the Company and all Guarantors at any time, and (e) subordinated indebtedness and other unsecured non-amortizing Indebtedness having, in each case, a maturity date occurring not less than ninety-one (91) days after the Mandatory Repayment Date, provided that no Default or Event of Default shall exist after giving effect to the incurrence of such indebtedness;

(c) Merger, Consolidation.  Neither the Company nor any Guarantor will merge into or consolidate with any other entity, except for the merger of the Company into Books-A-Million or into a wholly-owned subsidiary of Books-A-Million, or the merger of another company into Company (with Books-A-Million or the Company, as the case may be, the survivor of such merger) as part of an acquisition which is permitted under the Syndicated Facility; make any substantial change in the nature of the business of the Company or any Guarantor as conducted as of the date hereof; or acquire all or substantially all of the assets of any other entity, except for an acquisition which is permitted  under the Syndicated Facility.

Section 8.                      Events of Default.  The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)           The Company shall default in the due payment of principal or interest with respect to the Bond or any other amount owed to Wells Fargo in connection with the Bond Purchase Agreement and such default shall continue unremedied for a period of 5 days; provided, however, that said 5 day cure period shall not apply to payments due on the Mandatory Prepayment Date.

(b)           Any financial statement or certificate furnished to Wells Fargo in connection with, or any representation or warranty made by the Company, any Guarantor or any other party under this Agreement or any other Bond Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)           Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Bond Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)           Any default in the payment or performance of any obligation under the terms of any contract or instrument (other than any of the Bond Documents) pursuant to which the Company or any Guarantor  has incurred any debt or other liability to any person or entity, including Wells Fargo in excess of $20,000,000, and any cure period applicable thereto has expired.

(e)           The filing of a notice of judgment lien against the Company or any Guarantor; or the recording of any abstract of judgment against the  Company or any Guarantor in any county in which the Company or such Guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of the Company or any Guarantor; or the entry of a judgment against the Company or any Guarantor, in each case for $5,000,000 or more.

(f)           The Company or any Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; the Company or any Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the Company or any Guarantor, or the Company or any Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or the Company or any Guarantor shall be adjudicated bankrupt, or an order for relief shall be entered against the Company or any Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)           The dissolution or liquidation of the Company or BCI; or the Company or BCI, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of the Company or BCI.

(i)            Any Change of Control occurs.  For purposes of this Agreement, “Change of Control” means:

“Change in Control” means an event or series of events by which:

(i)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (as such term is defined in the Syndicated Facility), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(iii) any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity (each a “Person”) or two or more Persons (other than the Permitted Holders), acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities; or

(iv)           the Company shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of any Guarantor.

Section 9.                      Remedies.  Upon the occurrence of any Event of Default:  (a) all indebtedness of the Company under each of the Bond Documents, any term thereof to the contrary notwithstanding, shall at Wells Fargo's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by the Company; ; and (b) Wells Fargo shall have all rights, powers and remedies available under each of the Bond Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Wells Fargo may be exercised at any time by Wells Fargo and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Section 10.                      No Waiver.  No delay, failure or discontinuance of Wells Fargo in exercising any right, power or remedy under any of the Bond Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Wells Fargo of any breach of or default under any of the Bond Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 11.                      Severability; Enforceability.  The provisions of this Agreement shall be severable. In the event any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions hereof.

Section 12.                      Entire Agreement.  This Agreement contains the entire agreement of the parties regarding the transactions described herein and there are no representations, oral or written, relating to the transactions described herein which have not been incorporated herein.  Any agreement hereafter made shall be ineffective to change, modify, or discharge this Agreement in whole or in part unless such agreement is in writing and is signed by the party against whom enforcement of any change, modification, or discharge is sought.

Section 13.                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute but one and the same agreement.

Section 14.                      Binding Effect; Governing Law.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns. This Agreement shall be governed exclusively by, and construed and interpreted in accordance with, the laws of the State of Alabama.

Section 15.                      Notices.  All notices, demands, consents, certificates or other communications hereunder shall be in writing, shall be sufficiently given and shall be deemed given when delivered personally to the party or to an officer of the party to whom the same is directed, or mailed by registered or certified mail, postage prepaid, or sent by overnight courier, addressed as follows (or to such other address as any party may designate by written notice to all other parties):

(1)	If to the Company:

        American Wholesale Book Company, Inc.
402 Industrial Lane
Birmingham, AL 35211
Attn:  Chief Financial Officer

                         with a copy to:

                         J. Kris Lowry
                                         Maynard, Cooper & Gale, P.C.
                                        1901 6th Avenue North
                                        2400 Regions/Harbert Plaza
                                        Birmingham, AL  35203-2618

(2)           If to Wells Fargo

       WELLS FARGO WELLS FARGO, NATIONAL ASSOCIATION
San Gabriel Valley Regional Commercial Banking Office
1000 Lakes Drive, Suite 250
West Covina, CA 91790
Attn: Books-a-Million Relationship Manager

        with a copy to:

Law Offices of Kathleen C. Johnson
1203 De La Vina Street
Santa Barbara, CA 93101

Any such notice or other document shall be deemed to be received as of the date delivered, if delivered personally, or as of three (3) days after the date deposited in the mail, if mailed, or the next business day, if sent by overnight courier.

Section  16.                      Assignment, Pledge, Hypothecation.   The Company may not assign or transfer any of its interests or rights hereunder without Wells Fargo's prior written consent.  Wells Fargo reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Wells Fargo's rights and benefits under each of the Bond Documents.  In connection therewith, Wells Fargo may disclose all documents and information which Wells Fargo now has or may hereafter acquire relating to any credit subject hereto, the Company, any Guarantor or its business, or any collateral required hereunder.

Section 17.                      Successors and Assigns.  This Agreement shall inure to the benefit of and bind the parties hereto, their respective successors and/or assigns.
Section 18.                      Headings.  The headings in the Sections in this Agreement are for convenience of reference only and shall not form a part hereof.

Section 19.                      No Third-Party Beneficiaries.  Except as set forth herein, this Agreement is intended only for the benefit of the signing parties hereto, and neither this Agreement, nor any of the rights, interest or obligations hereunder, is intended for the benefit of any other person or third-party.

Section 21.                      Costs, Expenses and Attorneys’ Fees.  The Company shall pay to Wells Fargo immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Wells Fargo's in-house counsel), expended or incurred by Wells Fargo in connection with (a) the negotiation and preparation of this Agreement and the other Bond Documents, Wells Fargo's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Wells Fargo's rights and/or the collection of any amounts which become due to Wells Fargo under any of the Bond Documents, and (c) the prosecution or defense of any action in any way related to any of the Bond Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any Bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Wells Fargo or any other person) relating to the Company, any Guarantor or any other person or entity.

Section 22.                      Time.  Time is of the essence of each and every provision of this Agreement and each other of the Bond Documents.

Section 23.                      Arbitration.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Bond Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Alabama selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a Wells Fargo of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Alabama or a neutral retired judge of the state or federal judiciary of Alabama, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Alabama and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Alabama Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)           Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Bond Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of any single action rule statute of Alabama, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with Alabama Code of Civil Procedure, and this general reference agreement is intended to be specifically enforceable in accordance with said code.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with Alabama Code of Civil Procedure.

(i)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Bond Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Bond Documents or any relationship between the parties.

(j)           Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

       Section 24.                      Amendment and Restatement.  This Agreement amends and restates the Original Bond Purchase Agreement in its entirety and supersedes and replaces the Original Bond Purchase Agreement as of the effective date of this Agreement.

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IN WITNESS WHEREOF, the Company and Wells Fargo have each caused this Agreement to be duly executed in its name, by officers thereof duly authorized thereunto, and have caused this Agreement to be dated the date and year first above written.

             WELLS FARGO BANK, NATIONAL ASSOCIATION

By:           /s/ Catherine Abe

Its:           Vice President

             AMERICAN WHOLESALE BOOK COMPANY, INC.

By:           /s/ Brian W. White

Its:           Chief Financial Officer